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                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF TRITON PCS, INC.

Triton PCS Holdings Company L.L.C.

Triton Managment Company, Inc.

Triton PCS Property Company L.L.C.

Triton PCS Equipment Company L.L.C.

Triton PCS Operating Company L.L.C.

Triton PCS License Company L.L.C.